                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                               KS BANCORP. INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   48266R108
                        ------------------------------
                                 (CUSIP Number)

   October 12, 2000; November 13, 2000; November 17, 2000; December 21, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 6 Pages
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-----------------------
  CUSIP No. 48266R108
-----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      Employee Stock Ownership Plan and Trust of Kenly Savings Bank, Inc., SSB 56-0688557
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      North Carolina
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          See item 4 on page 4.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             See item 4 on page 4.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          See item 4 on page 4.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See item 4 on page 4.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      65,319
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      7.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      EP
------------------------------------------------------------------------------

                               Page 2 of 6 Pages
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Item 1(a).    Name of Issuer:
---------     ----------------

              KS Bancorp. Inc.


Item 1(b).    Address of Issuer's Principal Executive Offices:
---------     -----------------------------------------------

              207 West Second Street
              Kenly, North Carolina 27542


Item 2(a).    Name of Person Filing:
---------     ---------------------

              Employee Stock Ownership Plan and Trust of
              Kenly Savings Bank, Inc., SSB


Item 2(b).    Address of Principal Business Office:
---------     ------------------------------------

              207 West Second Street
              Kenly, North Carolina 27542

Item 2(c).    Citizenship:
---------     -----------

              North Carolina


Item 2(d).    Title of Class of Securities:
---------     ----------------------------

              Common Stock, no par value


Item 2(e).    CUSIP Number:
---------     ------------

              48266R108


Item 3.       If this statement is filed pursuant to (S)(S)240.13d-1(b) or
------        ------------------------------------------------------------
              240.13d-2(b) or (c), check whether the person filing is a:
              ---------------------------------------------------------

       (a)    [_]  Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o).
       (b)    [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).
       (c)    [_]  Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c).
       (d)    [_]  Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8).
       (e)    [_]  An investment advisor in accordance with (S)240.13d-
                   1(b)(1)(ii)(E);
       (f)    [X]  An employee benefit plan or endowment fund in accordance with
                   (S)240.13d-1(b)(1)(ii)(F);

                              Pages 3 of 6 Pages

    (g)   [_]  A parent holding company or control person in accordance with
               (S)240.13d-1(b)(1)(ii)(G);
    (h)   [_]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);
    (i)   [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
    (j)   [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(e), check this box. [_]

Item 4.   Ownership:
------    ---------

          (a)    Amount Beneficially Owned:  65,319 shares

          (b)    Percent of Class:  7.21%

          (c)    Number of shares as to which such person has:

                (i)    sole power to vote or to direct the vote:*

                (ii)   shared power to vote or to direct the vote:*

                (iii)  sole power to dispose or to direct the disposition of:*

                (iv)   shared power to dispose or to direct the disposition of:*

                * It is not now possible to state the exact breakdown of the shares for which voting and dispositive power is sole or shared. The reporting person has shared voting and dispositive power for at least 35,332 of the 65,319 shares. As to the other shares, the reporting person has sole voting and dispositive power.

Item 5.   Ownership of Five Percent or Less of a Class:
------    --------------------------------------------

          Not applicable


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
------    ---------------------------------------------------------------

          Not applicable


Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

          Not applicable

                               Page 4 of 6 Pages

Item 8.   Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

          Not applicable


Item 9.   Notice of Dissolution of Group:
------    ------------------------------

          Not applicable

Item 10.  Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 6, 2001              /s/ Ralph Edward Scott, Jr.
                                    --------------------------------------------
                                    Ralph Edward Scott, Jr., not individually
                                    but solely as trustee under that certain
                                    Kenly Savings Bank, Inc., SSB Employee Stock
                                    Ownership Trust, by and between the above
                                    signed and KS Bank, Inc. (formerly known as
                                    Kenly Savings Bank, Inc., SSB)



                                    /s/ R. Harold Hinnant
                                    --------------------------------------------
                                    R. Harold Hinnant, not individually but
                                    solely as trustee under that certain Kenly
                                    Savings Bank, Inc., SSB Employee Stock
                                    Ownership Trust, by and between the above
                                    signed and KS Bank, Inc. (formerly known as
                                    Kenly Savings Bank, Inc., SSB)

                               Page 5 of 6 Pages